Exhibit T3A3

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF ARTICLES OF ASSOCIATION

(CGG Holding B.V.)

This twenty-third day of January two thousand and eighteen, there appeared before me, Marleen Wessel, deputising for Bartholomeus Johannes Kuck, civil law notary in Amsterdam, the Netherlands:

Carolien Trientje Lode, with office address at Zuidplein 180, 1077 XV Amsterdam, the Netherlands, born in Groningen, the Netherlands, on the thirtieth day of May nineteen hundred and ninety-one.

The person appearing declared the following:

The general meeting of CGG Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Bordewijklaan 58, 2591 XR The Hague, the Netherlands, registered with the Dutch Trade Register under number 34314931 (the “Company”), resolved on the fifteenth day of January two thousand and eighteen to partially amend the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of a written shareholder’s resolution attached to this deed (Annex).

The articles of association of the Company were last amended by a deed, executed on the tenth day of October two thousand and thirteen before a deputy of B.J. Kuck, civil law notary in Amsterdam, the Netherlands.

In implementing the aforementioned resolution, the articles of association of the Company are hereby amended as follows.

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Amendment A

Article 6.3 is amended and shall forthwith read as follows:

“6.3

The issuance of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.”.

Amendment B

Article 8.1 is amended and shall forthwith read as follows:

“8.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.”.

Amendment C

Articles 17.2 and 17.3 are amended and shall forthwith read as follows:

“17.2

Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than five months by reason of special circumstances, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders and the other Persons with Meeting Rights at the Company’s office.

17.3

Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders and the other Persons with Meeting Rights, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.”.

Amendment D

After article 28, a new article is inserted, reading as follows:

“29	Chapter 11 provision

No Shares without voting rights in the General Meeting shall be issued to the extent prohibited by sections 1123(a)(6), under chapter 11 of title 11 of the United States Code, 11 U.S.C sections 101 and further (the “Bankruptcy Code”), as in effect on the twenty-third day of January two thousand and eighteen; provided, however, that the foregoing restriction (i) shall have such force and effect only for as long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company, (ii) shall not have any further force or effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.”.

Close

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared to have taken note of and to agree to the contents of this deed and not to want the deed to be read out in full. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

2

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Articles of association:

1	Definitions and interpretation

1.1	In these articles of association, the following terms shall have the following meanings:

“Company” means the company the internal organisation of which is governed by these articles of association.

“Distributable Equity” means the part of the Company’s equity which exceeds the aggregate of the reserves which must be maintained pursuant to the laws of the Netherlands.

“General Meeting” means the body of the Company consisting of the person or persons to whom, as a Shareholder or otherwise, voting rights attached to Shares accrue, or (as the case may be) a meeting of such persons (or their representatives) and other Persons with Meeting Rights.

“in writing” means transmitted by letter, telecopier or e-mail, or any other electronic means of communication, provided the relevant message is legible and reproducible.

“Management Board” means the management board of the Company.

“Managing Director” means a member of the Management Board.

“Meeting Rights” means the right to attend the General Meeting and to speak therein, as referred to in Section 2:227, subsection 1, of the Dutch Civil Code.

“Person with Meeting Rights” means a person to whom the Meeting Rights accrue.

“Share” means a share in the capital of the Company.

“Shareholder” means a holder of one or more Shares.

“Subsidiary” means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

1.2	References to “articles” refer to articles that are part of these articles of association, except where expressly indicated otherwise.

2	Name and official seat

2.1	The Company’s name is:

CGG Holding B.V.

2.2	The Company has its official seat in Amsterdam, the Netherlands.

3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

(f)	to acquire, alienate, encumber, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to exploit and trade in patents, trade marks, licenses, knowhow, copyrights, data base rights and other intellectual property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4	Share capital

4.1	The share capital of the Company is divided into Shares with a nominal value of one hundred euro (EUR 100) each, numbered from 1 onward.

4.2	All Shares shall be registered. No share certificates shall be issued.

4.3	At least one Share shall be held by a person other than and other than for the account of the Company or one of its Subsidiaries.

5	Register

5.1

The Management Board shall keep a register in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register.

5.2	Section 2:194 of the Dutch Civil Code applies to the register.

6	Issuance of Shares

6.1	Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another body of the Company and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3

The issuance of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.4

Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by the laws of the Netherlands and the provisions of article 6.5.

6.5	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded pursuant to a resolution of the body of the Company authorised to issue such Shares.

6.6	Rights of pre-emption may not be separately disposed of.

6.7

The nominal value of each Share must be paid upon subscription. It can be stipulated that the nominal value or part thereof will only have to be paid on the expiry of a certain period or after the Company has requested that such payment be made.

6.8

The Management Board shall be authorised to perform legal acts relating to non-cash contributions on Shares and other legal acts as referred to in Section 2:204 of the Dutch Civil Code, without prior approval of the General Meeting.

7	Own Shares; reduction of the issued capital

7.1	The Company and its Subsidiaries may acquire fully paid up Shares or depositary receipts thereof, with due observance of the limitations prescribed by the laws of the Netherlands.

7.2

The General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by the laws of the Netherlands. A resolution to reduce the Company’s issued capital with repayment will have no effect for as long as the Management Board has not granted its approval thereto.

8	Transfer of Shares

8.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2

Unless the Company itself is party to the legal act, the rights attached to the Share can only be exercised after the Company has acknowledged said legal act or said deed has been served upon it, in accordance with the relevant provisions of the laws of the Netherlands.

9	Free transferability

No restrictions shall apply to a transfer of Shares.

10	Pledging of Shares and usufruct on Shares

10.1	The provisions of article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct on Shares.

10.2

Upon the creation of a right of pledge on a Share or afterwards by written agreement between the Shareholder and the pledgee, the voting rights attached to such Share may be assigned to the pledgee, with due observance of the relevant provisions of the laws of the Netherlands. The provision of article 8.2 shall apply by analogy to a written agreement as referred to in the preceding full sentence.

10.3

Both the Shareholder without voting rights and the pledgee with voting rights shall have the Meeting Rights. The Meeting Rights may also be granted to the pledgee without voting rights, with due observance of the relevant provisions of the laws of the Netherlands.

10.4	Upon the creation or transfer of a usufruct on a Share, or afterwards, the voting rights attached to such Share may not be assigned to the usufructuary.

11	Depositary receipts for Shares

The Meeting Rights shall not be attached to depositary receipts for Shares.

12	Managing Directors

12.1	The Management Board shall consist of one or more Managing Directors. Both individuals and legal entities can be Managing Directors.

12.2	Managing Directors are appointed by the General Meeting.

12.3	A Managing Director may be suspended or removed by the General Meeting at any time.

12.4

Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

12.5	The authority to establish remuneration and other conditions of employment for Managing Directors is vested in the General Meeting.

13	Duties, working methods and decision-making process of the Management Board; conflict of interest

13.1

The Management Board shall be entrusted with the management of the Company. In performing their duties, the Managing Directors shall act in accordance with the interests of the Company and the business connected with it.

13.2

The Management Board may establish rules regarding its working methods and decision-making process. In this context, the Management Board may also determine the duties which a Managing Director shall be particularly responsible for. Such rules and allocation of duties shall be put in writing. The General Meeting may resolve that such rules and allocation of duties shall be subject to its approval.

13.3

Management Board resolutions may at all times be adopted in writing, provided the proposal concerned is submitted to all Managing Directors then in office in respect of whom no conflict of interest within the meaning of article 13.4 exists and none of them objects to this manner of adopting resolutions, evidenced by written statements from all relevant Managing Directors then in office.

13.4

A Managing Director shall not take part in the discussions and decision-making by the Management Board if he has a direct or indirect personal interest therein that conflicts with the interests of the Company or the business connected with it. If as a result no resolution can be adopted, the resolution shall be adopted by the General Meeting.

13.5

When determining how many votes are cast by Managing Directors or how many Managing Directors are present or represented, no account shall be taken of Managing Directors that are not allowed to take part in the discussions and decision-making by the Management Board pursuant to the laws of the Netherlands, these articles of association or written rules as referred to in article 13.2.

14	Representation

14.1	The Company shall be represented by the Management Board. Each Managing Director shall also be authorised to represent the Company.

14.2

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title.

15	Approval of Management Board resolutions

15.1	The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2

The absence of approval by the General Meeting of a resolution as referred to in this article 15 shall not affect the authority of the Management Board or the Managing Directors to represent the Company.

16	Vacancy or inability to act

If a seat on the Management Board is vacant or a Managing Director is unable to perform his duties, the remaining Managing Directors or Managing Director shall be temporarily entrusted with the management of the Company. If all seats on the Management Board are vacant or all Managing Directors or the sole Managing Director, as the case may be, are unable to perform their duties, one or more persons to be designated for that purpose by the General Meeting shall be temporarily entrusted with the management of the Company.

17	Financial year and annual accounts

17.1	The Company’s financial year shall be the calendar year.

17.2

Annually, not later than five months after the end of the financial year, save where this period is extended by the General Meeting by not more than five months by reason of special circumstances, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders and the other Persons with Meeting Rights at the Company’s office.

17.3

Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders and the other Persons with Meeting Rights, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5	The annual accounts shall be signed by the Managing Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6	The Company may, and if the laws of the Netherlands so require shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

18	Adoption of the annual accounts and release from liability

18.1	The General Meeting shall adopt the annual accounts.

18.2

At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the Managing Directors from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up for discussion separately.

18.3

If all Shareholders are also Managing Directors, signing of the annual accounts by all Managing Directors shall also be considered as adoption of the annual accounts within the meaning of article 18.1, provided all other Persons with Meeting Rights have been given the opportunity to consider the prepared annual accounts and have consented to this way of adoption within the meaning of in article 26.1. In deviation of article 18.2 adoption in the way referred to in this article 18.3 shall result in a release of the Managing Directors from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts.

19	Profits and distributions

19.1	The General Meeting is authorised to allocate the profits as determined by the adoption of the annual accounts and to declare distributions.

19.2	A resolution to make a distribution on Shares will have no effect for as long as the Management Board has not granted its approval thereto.

19.3	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

19.4	A claim of a Shareholder for payment of a distribution on Shares shall be barred after five years have elapsed.

19.5

No distributions shall be made on Shares held by the Company in its own capital, unless these Shares have been pledged or a usufruct has been created in these Shares and the authority to collect distributions or the right to receive distributions respectively accrues to the pledgee or the usufructuary respectively. For the computation of distributions, the Shares on which no distributions shall be made pursuant to this article 19.5, shall not be taken into account.

20	General Meetings

20.1	During each financial year at least one General Meeting shall be held or at least one resolution shall be adopted in accordance with article 18.3 or article 26.1.

20.2	Other General Meetings shall be held as often as the Management Board deems necessary.

20.3

Shareholders and/or other Persons with Meeting Rights alone or jointly representing in the aggregate at least one-hundredth of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the business to be discussed. If the Management Board has not given proper notice of a General Meeting within two weeks following receipt of such request such that the meeting can be held within four weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves, provided that no important interests of the Company dictate otherwise.

21	Notice, agenda and venue of meetings

21.1	Notice of General Meetings shall be given by the Management Board, without prejudice to the provisions of article 20.3.

21.2	Notice of the meeting shall be given no later than on the eighth day prior to the day of the meeting.

21.3

The notice convening the meeting shall specify the business to be discussed. Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in article 21.2.

21.4

Items, for which a written request has been filed to discuss them, by one or more Shareholders and/or other Persons with Meeting Rights, alone or jointly representing at least one-hundredth of the Company’s issued capital, shall be included in the notice or announced in the same manner, provided that the Company received the request no later than on the thirtieth day before the date of the meeting and provided that no important interests of the Company dictate otherwise.

21.5

The notice convening the meeting shall be sent to the addresses of the Shareholders and the other Persons with Meeting Rights shown in the register referred to in article 5. With the consent of a Shareholder or an other Person with Meeting Rights, notice of the meeting may also be given by a legible and reproducible message sent through electronic means of communication to the address provided for the purposes hereof by the Shareholder or the other Person with Meeting Rights to the Company.

21.6	General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat, as well as at Schiphol airport (municipality of Haarlemmermeer, the Netherlands), The Hague, the Netherlands, Rotterdam, the Netherlands, and Utrecht, the Netherlands. General Meetings may also be held elsewhere, provided that all Persons with Meeting Rights have consented to the place of the meeting and the Managing Directors have been given the opportunity to give advice prior to the decision-making.

22	Admittance, Meeting Rights and voting rights

22.1

The Meeting Rights accrue to each Shareholder and each other Person with Meeting Rights. Each Shareholder and each pledgee to whom the voting rights accrue shall be entitled to exercise the voting rights in the General Meeting. Shareholders and other Persons with Meeting Rights may be represented in a meeting by a proxy authorised in writing.

22.2

The Management Board may determine that the Meeting Rights and the voting rights may be exercised by electronic means of communication, either in person or by a proxy authorised in writing. In order to do so, a Person with Meeting Rights, or his proxy authorised in writing, must, through the electronic means of communication, be identifiable, be able to directly observe the proceedings at the meeting, be able to participate in the discussions and, if the voting rights accrue to him, be able to exercise the voting rights. The Management Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced with the notice of the meeting.

22.3

At a meeting, each person present with voting rights, or his proxy authorised in writing, must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting. The names of the persons who participate in the meeting pursuant to article 22.2 or who have cast their votes in the manner referred to in article 25.6 shall be added to the attendance list.

22.4	The Managing Directors shall have the right to cast an advisory vote in the General Meetings.

22.5	The chairman of the meeting shall decide on the admittance of other persons to the meeting.

23	Chairman and secretary of the meeting

23.1	The chairman of a General Meeting shall be appointed by the persons with voting rights present or represented at the meeting, by a simple majority of the votes cast.

23.2	The chairman of the meeting shall appoint a secretary for the meeting.

24	Minutes; recording of Shareholders’ resolutions

24.1

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and as evidence thereof shall be signed by them.

24.2

The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairman of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights. On application, each of them shall be provided with a copy of or an extract from the records, at not more than cost price.

25	Adoption of resolutions in a meeting

25.1	Each Share confers the right to cast one vote.

25.2

In the General Meeting, no voting rights may be exercised for Shares held by the Company or a Subsidiary, nor for Shares for which the Company or a Subsidiary holds the depositary receipts. However, pledgees of Shares owned by the Company or a Subsidiary are not excluded from exercising voting rights if the right of pledge was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

25.3

To the extent that the laws of the Netherlands or these articles of association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required.

25.4	If there is a tie in voting, the proposal shall be deemed to have been rejected.

25.5

If the formalities for convening and holding of General Meetings, as prescribed by the laws of the Netherlands or these articles of association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if all Persons with Meeting Rights have consented to the decision-making taking place and the Managing Directors have been given the opportunity to give advice prior to the decision-making.

25.6

The Management Board may determine that votes cast by electronic means of communication prior to the General Meeting shall be treated equally to votes cast during the meeting. The Management Board shall determine the period of time during which votes may be cast in the manner provided in the preceding full sentence; this period of time may not commence any earlier than on the thirtieth day before the date of the meeting.

26	Adoption of resolutions without holding a meeting

26.1

Shareholders may adopt resolutions of the General Meeting other than in a meeting, provided that all Persons with Meeting Rights have consented to this manner to adopt a resolution. In case of adoption of resolutions other than in a meeting, the votes shall be cast in writing. The requirement that votes must be cast in writing shall have been met if the resolutions have been put in writing specifying the way in which each Shareholder has cast his vote. The Managing Directors shall be given the opportunity to give advice prior to the decision-making.

26.2

Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in article 24.2.

27	Amendment of the articles of association

27.1	The General Meeting may resolve to amend these articles of association.

27.2

A resolution to amend these articles of association as a result of which the voting rights will be amended can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented.

27.3

A resolution to amend these articles of association as a result of which a place outside the Netherlands will be designated as place where General Meetings will be held, can only be adopted by unanimous vote in a meeting where the entire issued capital of the Company is represented and provided that all Persons with Meeting Rights have consented to the amendment of the articles of association.

27.4

When a proposal to amend these articles of association is to be made to the General Meeting, the notice convening the General Meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the other Persons with Meeting Rights, until the conclusion of the meeting.

28	Dissolution and liquidation

28.1

The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

28.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Managing Directors shall become liquidators of the dissolved Company’s assets, unless the General Meeting resolves to appoint one or more other persons as liquidator.

28.3	During liquidation, the provisions of these articles of association shall remain in force to the extent possible.

28.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

28.5

After the end of the liquidation, the books, records and other data carriers of the dissolved Company shall remain in the custody of the person designated for that purpose by the General Meeting, and in the absence thereof the person designated for that purpose by the liquidators, for a period as prescribed by the laws of the Netherlands.

28.6	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

29	Chapter 11 provision

No Shares without voting rights in the General Meeting shall be issued to the extent prohibited by sections 1123(a)(6), under chapter 11 of title 11 of the United States Code, 11 U.S.C sections 101 and further (the “Bankruptcy Code”), as in effect on the twenty-third day of January two thousand and eighteen; provided, however, that the foregoing restriction (i) shall have such force and effect only for as long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company, (ii) shall not have any further force or effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.